Exhibit 10.7

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, by and between CEC Entertainment, Inc., a Kansas corporation (the “Company”), and Randy Forsythe (“Executive”) (collectively the “Parties”) is made as of July 30, 2014 (the “Effective Date”).

WHEREAS, the Company and Executive have previously entered into an employment term sheet, dated as of April 14, 2014 (the “Prior Agreement”); and

WHEREAS, the Parties desire to supersede the Prior Agreement and enter into this employment agreement (the “Agreement”) pursuant to the terms, provisions and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

1. Employment Period.

Subject to earlier termination in accordance with Section 3 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Employment Period”), unless the parties mutually agree to extend the term at least 90 days prior to the end of the Employment Period. Upon Executive’s termination of employment with the Company for any reason, Executive shall immediately resign all positions with the Company or any of its subsidiaries or affiliates, including any position as a member of the Company’s Board of Directors (the “Board”) and the Board of Directors of Queso Holdings Inc., a Delaware corporation (“Holdings”).

2. Terms of Employment.

(a) Position. During the Employment Period, Executive shall serve as Executive Vice President and Director of Operations of the Company and will perform such duties and exercise such supervision with regard to the business of the Company as are associated with such position, including such duties as may be prescribed from time to time by the Chief Executive Officer of the Company (the “Supervisor”). Executive shall report directly to the Supervisor and if reasonably requested by the Supervisor, Executive hereby agrees to serve (without additional compensation) as an officer and director of the Company or any affiliate or subsidiary thereof.

(b) Duties. During the Employment Period, Executive shall have such responsibilities, duties, and authority that are customary for Executive’s position, subject at all times to the control of the Supervisor, and shall perform such services as customarily are provided by an executive of a corporation with Executive’s position and such other services consistent with Executive’s position, as shall be assigned to Executive from time to time by the Supervisor. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote all of Executive’s business time to the business and affairs of the Company. Executive shall be entitled to engage in charitable and educational activities and to manage Executive’s personal and family investments, to the extent such activities are not competitive with the business of the Company, do not materially interfere with the performance of Executive’s duties for the Company and are otherwise consistent with the Company’s governance policies.

(c) Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive an initial annual base salary in an amount equal to $315,000, less all applicable withholdings, which shall be paid in accordance with the customary payroll practices of the Company and prorated for partial calendar years of employment (as in effect from time to time, the “Annual Base Salary”). The Annual Base Salary shall be subject to annual review by the Board, in its sole discretion, for possible increase and any such increased Annual Base Salary shall constitute “Annual Base Salary” for purposes of this Agreement.

(ii) Annual Bonus. During the Employment Period, with respect to each completed fiscal year of the Company, Executive shall be eligible to receive a bonus (the “Bonus”) of up to 150% of Annual Base Salary, contingent upon the achievement of qualitative and quantitative performance goals approved by the Board. The Bonus, if any, shall be paid no later than March 15th of the year following the fiscal year to which the Bonus relates.

(iii) Equity.

(A) Investment Equity. As soon as reasonably practicable following the Effective Date, Executive shall invest $750,000 in Holdings. Such investment (x) shall be in common stock of Holdings (“Common Stock”) that is economically equivalent to the securities acquired by AP VIII Queso Holdings L.P., a Delaware limited partnership (“Apollo”) in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 15, 2014, by and among Holdings, Q Merger Sub Inc., and the Company (the “Transaction”), and (y) shall be made at a valuation equal to Apollo’s investment (the “Investment Price”).

(B) Options. As soon as practicable following the Effective Date, Executive shall be granted options to purchase 0.50% of the shares of Common Stock on a fully diluted basis with an exercise price equal to fair market value on the date of grant based on the Investment Price, subject to the terms of the applicable award agreement and the Queso Holdings Inc. 2014 Equity Incentive Plan.

(iv) Benefits. During the Employment Period, Executive shall be eligible to participate in all retirement, compensation and employee benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other executives of the Company (except severance plans, policies, practices, or programs) subject to the eligibility criteria set forth therein, as such may be amended or terminated from time to time.

(v) Expenses. During the Employment Period, Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided that Executive provides all necessary documentation in accordance with the Company’s policies.

3. Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If Executive becomes subject to a Disability (as defined below) during the Employment Period, the Company may give Executive written notice in accordance with Sections 3(g) and 9(g) of its intention to terminate Executive’s employment. For purposes of this Agreement, “Disability” means Executive’s inability to perform Executive’s duties hereunder by reason of any medically determinable physical or mental impairment for a period of six months or more in any 12-month period.

(b) Cause. Executive’s employment may be terminated at any time by the Company for Cause (as defined below). For purposes of this Agreement, “Cause” shall mean Executive’s (i) conviction, plea of no contest to, plea of nolo contendere to, or imposition of unadjudicated probation for any felony or a crime of moral turpitude, (ii) commission of an act of fraud or embezzlement, (iii) commission of an act of gross negligence or willful gross misconduct that results or could reasonably be expected to result in harm to the Company’s business or reputation, (iv) breach of any terms of Executive’s employment in any material respect (other than any such failure resulting from Executive’s Disability), which results or could reasonably be expected to result in harm to the Company’s business or reputation, or (v) continued willful failure to substantially perform Executive’s duties under this Agreement. Executive’s employment shall not be terminated for Cause within the meaning of clauses (iv) or (v) above unless Executive has been given written notice by the Company stating the basis for such termination and Executive is given 30 days to cure, to the extent curable, the neglect or conduct that is the basis of any such claim.

(c) Termination Without Cause. The Company may terminate Executive’s employment hereunder without Cause at any time.

(d) Good Reason. Executive’s employment may be terminated at any time by Executive for Good Reason (as defined below). For purposes of this Agreement, “Good Reason” shall mean (i) without Executive’s written consent, any reduction approved by the Board in the amount of Executive’s annual Base Salary, (ii) any material breach by the Company of this Agreement, or (iii) the requirement that Executive be based in an office that is located more than 50 miles from Executive’s principal place of business as of the date of this Agreement. In order for Executive to terminate his employment for Good Reason, (A) Executive must provide written notice of any alleged violation of clauses (i) through (iii) above stating the basis for such termination within 30 days following any such alleged violation, (B) the Company shall have 30 days following receipt of the written notice described in clause (A) to cure the alleged violation (the “Cure Period”), and (C) if the Company fails to cure the alleged violation, Executive must terminate his employment with the Company during the 30-day period following the Cure Period.

(e) Voluntary Termination. Executive’s employment may be terminated at any time by Executive without Good Reason upon 30 days’ prior written notice.

(f) Termination as a Result of Expiration of the Employment Period. Unless otherwise agreed between the Parties, Executive’s employment shall automatically terminate upon the expiration of the Employment Period.

(g) Notice of Termination. Any termination by the Company for Cause or without Cause, or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 9(g). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(h) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (i) if Executive’s employment is terminated by the Company for Cause, without Cause or by reason of Disability, or by Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination, provided such Date of Termination is in accordance with Section 3(b), Section 3(d) or Section 3(e) or any later date specified therein pursuant to Section 3(g), as the case may be, (ii) if Executive’s employment is terminated by reason of death, the date of death, and (iii) if Executive’s employment is terminated by reason of the expiration of the Employment Period, the date of such expiration.

4. Obligations of the Company upon Termination.

(a) Resignation for Good Reason; Termination without Cause. If during the Employment Period, the Company shall terminate Executive’s employment without Cause (other than as a result of death or Disability) or Executive shall terminate Executive’s employment for Good Reason, then the Company will provide Executive with the following payments and/or benefits:

(i) the Company shall pay to Executive as soon as reasonably practicable but no later than the 60th day following the Date of Termination the following in a lump sum, to the extent not previously paid, (A) the Annual Base Salary through the Date of Termination, (B) the Bonus earned for any fiscal year ended prior to the year in which the Date of Termination occurs, provided that Executive was employed on the last day of such fiscal year, (C) the amount of any unpaid expense reimbursements to which Executive may be entitled pursuant to Section 2(c)(v) of this Agreement, and (D) any other vested payments or benefits to which Executive or Executive’s estate may be entitled to receive under any of the Company’s benefit plans or applicable law, in accordance with the terms of such plans or law (clauses (A)–(D), the “Accrued Obligations”); and

(ii) subject to Section 4(e) of this Agreement, on the 60th day after the Date of Termination, the Company will pay Executive a lump sum amount equal to one times the sum of (x) Executive’s Annual Base Salary as in effect as of the Date of Termination and (y) the annual Bonus paid or to be paid with respect to the fiscal year completed most recently prior to the Date of Termination (the “Severance Payment”).

(b) Death or Disability. If Executive’s employment shall be terminated by reason of Executive’s death or Disability, then the Company will provide Executive with the Accrued Obligations. Thereafter, the Company shall have no further obligation to Executive or Executive’s legal representatives.

(c) Termination for Cause; Resignation without Good Reason. If Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason, then the Company shall have no further obligations to Executive other than for payment of the Accrued Obligations.

(d) Expiration of the Employment Period. If Executive’s employment shall be terminated by reason of the expiration of the Employment Period as a result of the Company’s or Executive’s non-extension, then the Company will provide Executive with the Accrued Obligations. Thereafter, the Company shall have no further obligation to Executive or Executive’s legal representatives.

(e) Separation Agreement and General Release. The Company’s obligation to make the Severance Payment is conditioned on Executive or Executive’s legal representatives executing a separation agreement and general release of claims related to or arising from Executive’s employment with the Company or the termination of employment against the Company and its affiliates (and their respective officers and directors) in a form reasonably determined by the Company, which shall be provided by the Company to Executive within five days following the Date of Termination; provided that, if Executive should fail to execute (or revokes) such release within 45 days following the Date of Termination, the Company shall not have any obligation to provide the Severance Payment. If Executive executes the release within such 45-day period and does not revoke the release within seven days following the execution of the release, the Severance Payment will be made in accordance with Section 4(a)(ii).

5. Restrictive Covenants.

(a) Nonsolicitation. In consideration of Executive’s employment and receipt of payments hereunder, including, without limitation, the grant of options under Section 2(c), during the period commencing on the Effective Date and ending 12 months after the Date of Termination (the “Restricted Period”), Executive shall not directly, or indirectly through another person, (i) induce or attempt to induce any employee, representative, agent or consultant of the Company or any of its affiliates or subsidiaries to leave the employ or services of the Company or any of its affiliates or subsidiaries, or interfere with the relationship between the Company or any of its affiliates or subsidiaries and any employee, representative, agent or consultant thereof, provided that Executive shall not be restricted from engaging in general solicitations not directed at any such persons described in this clause (i), (ii) hire any person who was an employee, representative, agent or consultant of the Company or any of its affiliates or subsidiaries at any time during the 12-month period immediately prior to the date on which such hiring would take place, or (iii) directly or indirectly induce or attempt to induce any customer, supplier, licensee, licensor, representative, agent or other business relation of the Company or any of its affiliates or subsidiaries to cease doing business with, or reduce the amount of business conducted with, the Company or any of its affiliates or subsidiaries, or interfere with the relationship between any such customer, supplier, licensee, licensor, representative, agent or business relation.

(b) Noncompetition. Executive hereby acknowledges that Executive is familiar with the Confidential Information (as defined below) of the Company and its subsidiaries. Executive agrees that during the Restricted Period, Executive shall not (and shall cause each of Executive’s affiliates not to), directly or indirectly, own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage, directly or indirectly, in the restaurant and/or family entertainment business (excluding any fine dining restaurant business) in the Geographic Area (as defined below); provided that nothing herein shall prohibit Executive from (i) owning or operating a restaurant with a single location or (ii) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded so long as none of such persons has any active participation in the business of such corporation. Executive acknowledges and agrees that the Company would be irreparably damaged if Executive were to engage in the prohibited activities described in the preceding sentence and that such prohibited activities would result in a significant loss of goodwill by the Company. For purposes of this Agreement, the “Geographic Area” shall mean any market in which the Company or its subsidiaries is conducting or has taken material steps to conduct business as of the Date of Termination.

(c) Nondisclosure; Confidential Information. Executive shall not disclose or use at any time, either during Executive’s employment with the Company or at any time thereafter, any Confidential Information of which Executive is or becomes aware, whether or not such information is developed by Executive, except (i) to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company, or (ii) as may be required by an order of a court of competent jurisdiction; provided that (A) prior to any such disclosure pursuant to clause (ii), to the extent legally permissible and reasonably possible, Executive shall notify the Company as promptly as practicable, and in any event prior to any disclosure, of such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 5(c), and (B) in the absence of such a protective order or the receipt of a waiver hereunder, Executive may disclose only such Confidential Information to the extent necessary to comply with such requirement. Executive will take all appropriate steps to safeguard Confidential Information in Executive’s possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination of Executive’s employment with the Company, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as defined below) of the business of the Company and its affiliates (the “Company Group”) that Executive may then possess or have under Executive’s control.

(d) Proprietary Rights. Executive recognizes that the Company Group possesses a proprietary interest in all Confidential Information and Work Product and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company Group and Executive in writing. Executive expressly agrees that any Work Product made or developed by Executive or Executive’s agents during the course of Executive’s employment, including any Work Product that is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Company Group. Executive further agrees that all Work Product developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of Executive’s employment with the Company, or involving the use of the time, materials or other resources of the Company Group, shall be promptly disclosed to the Company Group and shall become the exclusive property of the Company Group, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(e) Certain Definitions.

(i) As used herein, the term “Confidential Information” means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Executive’s unauthorized disclosure) and that is used, developed or obtained by the Company Group in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Company Group concerning (A) the business or affairs of the Company Group, (B) products or services, (C) fees, costs and pricing structures, (D) designs, (E) analyses, (F) drawings, photographs and reports, (G) computer software, including operating systems, applications and program listings, (H) flow charts, manuals and documentation, (I) databases, (J) accounting and business methods, (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (L) customers and clients and customer or client lists, (M) other copyrightable works, (N) all production methods, processes, technology and trade secrets, and (O) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Executive’s unauthorized disclosure) prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(ii) As used herein, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Company Group’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

6. Nondisparagement. During the Employment Period and at all times thereafter, neither Executive nor Executive’s agents, on the one hand, nor the Company formally, or its executives or board of directors, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Executive or Executive’s agents, the Company Group, any of Company Group’s officers, directors or employees, Apollo Global Management, LLC or any affiliate thereof). The foregoing shall not be violated by truthful responses to (a) legal process or governmental inquiry or (b) by private statements to the Company Group or any of the Company Group’s officers, directors or employees; provided that, in the case of Executive with respect to clause (b), such statements are made in the course of carrying out Executive’s duties pursuant to this Agreement.

7. Confidentiality of Agreement. The Parties agree that, except as may be required by law or judicial process or in connection with Executive’s enforcement of his rights under this Agreement or any other agreement entered into by Executive with the Company or Holdings, the discussions and correspondence that led to this Agreement, and the terms and conditions of this Agreement are private and confidential. Except as may be required by applicable law, regulation, or stock exchange requirement, neither Party may disclose the above information to any other person or entity (other than to such Party’s advisors, attorneys, consultants, or, in the case of Executive, immediate family members) without the prior written approval of the other.

8. Executive’s Representations, Warranties and Covenants.

(a) Executive hereby represents and warrants to the Company that:

(i) Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by Executive;

(ii) the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(iii) Executive is not a party to or bound by any employment agreement, consulting agreement, noncompetition agreement, fee for services agreement, confidentiality agreement or similar agreement with any other person;

(iv) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;

(v) Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance; and

(vi) as of the Effective Date of this Agreement, Executive is not in breach of any of its terms, including having committed any acts that would form the basis for a Cause termination if such act had occurred after the Effective Date.

(b) The Company hereby represents and warrants to Executive that:

(i) the Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Company;

(ii) the execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;

(iii) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and

(iv) the Company understands that Executive will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.

9. General Provisions.

(a) Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement and Effectiveness. Effective as of the Effective Date, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Prior Agreement.

(c) Successors and Assigns.

(i) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(d) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(e) Enforcement.

(i) Arbitration. Except for disputes arising under Sections 5 and 6 of this Agreement (including, without limitation, any claim for injunctive relief), any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement that the Parties are unable to resolve by mutual agreement, shall be settled by submission by either Executive or the Company of the controversy, claim or dispute to binding arbitration in New York (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding, the Parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be accompanied by a reasoned opinion, and shall be final, binding and conclusive on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. The Company will bear the totality of the arbitrator’s and administrative fees and costs. Each Party shall bear its litigation costs and expenses; provided, however, that the arbitrator shall have the discretion to award the prevailing Party reimbursement of its or his or her reasonable attorney’s fees and costs. Upon the request of any of the Parties, at any time prior to the beginning of the arbitration hearing, the Parties may attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association. The Company will bear the totality of the mediator’s fees and costs and any administrative fees and costs.

(ii) Executive acknowledges that the Company would be irreparably injured by a violation of Section 5 or Section 6 of this Agreement and that it is impossible to measure in money the damages that will accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under Section 5 or Section 6 of this Agreement. Accordingly, if the Company institutes any action or proceeding to enforce any of the provisions of Section 5 or Section 6 of this Agreement, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company has an adequate remedy at law, and Executive shall not urge in any such action or proceeding the defense that any such remedy exists at law. Furthermore, in addition to other remedies that may be available, the Company shall be entitled to specific performance and other injunctive relief, without the requirement to post bond.

(iii) Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

(iv) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via facsimile, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via facsimile, five days after deposit in the U.S. mail and one day after deposit for overnight delivery with a reputable overnight courier service.

If to the Company, to:

CEC Entertainment, Inc.

4441 West Airport Freeway

Irving, Texas 75062

Attention: General Counsel

with a copy (which shall not constitute notice) to:

AP VIII Queso Holdings L.P.

9 West 57 Street

New York, NY 10019

Attention: Lance Milken

Telephone: 212-515-3200

Facsimile: 212-515-3263

If to Executive, to:

Executive’s home address most recently on file with the Company.

(h) Withholdings Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.

(j) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. All references to a “Section” in this Agreement are to a section of this Agreement unless otherwise noted.

(k) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(l) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(m) Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of such provision. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided that Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any provision in this

Agreement to the contrary, if on the Date of Termination Executive is deemed to be a “specified employee” within the meaning of Section 409A of the Code and the Treasury Regulations using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section 409A of the Code, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date that is six months and one day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Section 409A of the Code, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Section 409A of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

CEC ENTERTAINMENT, INC.

By:	/s/ Roger Cardinale
Name: Roger Cardinale
Title: President

EXECUTIVE

/s/ Randy Forsythe
Randy Forsythe

[Signature Page to Forsythe Employment Agreement]